EXHIBIT 11

                     TOTAL CONTAINMENT, INC.
        STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
                           (Unaudited)

                                                 Six months ended
                                                     June 30,
                                                   1997     1996
                                                  (In thousands)
                                                  4,444    4,444
Primary:
Average shares outstanding                        4,642    4,642
Options were anti-dilutive                          -        -

  Totals                                          4,642    4,642

  Net Income                                      $ 114    $ 635

  Per share amount                                $0.02    $0.14

Fully diluted:
Average shares outstanding                        4,642    4,642
Options were anti-dilutive                          -        -

  Totals                                          4,642    4,642

  Net Income                                      $ 114    $ 635

  Per share amount                                $0.02    $0.14